UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Sea Pines Associates, Inc.

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Set forth below is a newsletter sent by Sea Pines Associates, Inc. to its shareholders on February 18, 2005.

[Associates News Logo]

The Newsletter of Sea Pines Associates, Inc.       February 2005

Several shareholders have called with merger-related questions in recent days. Most of the questions have to do with three topics:

1)	Is it important to cast a vote on the merger?

2)	What is the process for redeeming the preferred and trust preferred securities, and paying the deferred dividends or interest due on those securities?

3)	Questions relating to a letter concerning the merger, which some shareholders have received from Thomas Hagoort, a shareholder and Sea Pines property owner.

The Importance of Voting
If you support the merger proposal, it is very important for you to cast a ballot. Approval requires the favorable vote of at least 80 percent of all common shares – not merely 80 percent of the shares that are voted. So if you fail to vote (by proxy or in person) it will have the same effect as voting against the merger. Likewise, a proxy ballot marked “abstain” is considered a vote against the merger.

Even if you plan to attend the meeting we urge you to complete and mail a proxy ballot. You may change your vote at any time before the official vote takes place at the special meeting.

Note: This information can be found on page vi of the first section of the proxy statement sent to you by the Company in connection with the merger, entitled “Questions and Answers About the Merger.”

Preferred and Trust Preferred Shares
The basic merger transaction involves Riverstone’s purchase of the Company’s common shares. The redemption of the Series A Preferred Shares and the Trust Preferred shares – and the payment of all deferred dividends and interest due on those shares – is to take place promptly following the merger. Funds for those transactions will be provided by Riverstone in the form of a loan to the Company.

Note: This subject is discussed on page vii of the “Questions and Answers About the Merger” section of the proxy statement, with further references on pages 6 and 48.

Mr. Hagoort’s Letter
The letter many shareholders have received from Thomas Hagoort asks shareholders to consider voting against the merger, or to abstain from voting, which has the same effect as a negative vote.

The letter suggests that it would be better for Sea Pines property owners if certain rights the Company holds under the Sea Pines covenants were not transferred to a new owner. Your Board considers the Company’s rights under the covenants to be important economic assets of the Company. Loss of those rights would represent a sacrifice of shareholder value, and would be inconsistent with your Board’s fiduciary obligations.

If the proposed merger is not approved on March 16, it is unlikely that your Board could justify expending further time and money pursuing a revised merger transaction, which might or might not be approved. It would be the Board’s intention, under those circumstances, to sell sufficient Company assets to provide funds for debt reduction and important capital requirements. Limited asset sales do not require shareholder approval.

The Board believes, however, that the alternative of continued operations after limited asset sales would not provide the economic benefits to our shareholders that the merger proposal offers. The Board also believes the proposed merger – which would maintain the Company’s assets under unified management – would be more beneficial to Sea Pines property owners than the alternative of fragmented ownership and independent development of Company’s assets that would result from partial asset sales.

The Board continues to recommend shareholder approval of the proposed merger with Riverstone.

The Board’s lengthy and deliberate considerations of the many merger-related factors are set forth in some detail on pages 14 to 28 of the proxy statement.

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     The proxy statement and other materials filed with the Securities and Exchange Commission (the “SEC”) in connection with the merger contain important information. We urge you to read this information carefully. These documents are also available for inspection and copying at the Company’s executive offices during regular business hours by any shareholder or a representative of a shareholder who has been so designated in writing. Shareholders may read and copy any reports, statements or other information filed by the Company at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies may also be obtained, after paying a duplicating fee, by request to publicinfo@sec.gov or by written request to Public Reference Section, Washington, D.C. 20549-0102. The Company’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: “http://www.sec.gov.”